Exhibit 99.1

WD-40 Company Reports First Quarter 2019 Financial Results

~ First quarter net sales of maintenance products grew 5 percent period-over-period ~

SAN DIEGO – January 9, 2019 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2018.

Financial Highlights and Summary

•	Total net sales for the first quarter were $101.3 million, an increase of 4 percent compared to the prior year fiscal quarter.
•

Translation of the Company’s foreign subsidiary results from their functional currencies to U.S. dollars had an unfavorable impact on sales for the first quarter.  On a constant currency basis, total net sales for the first quarter would have been  $102.4 million, an increase of 5 percent compared to the prior year fiscal quarter.

•	Net income for the first quarter was $13.3 million, an increase of 5 percent from the prior year fiscal quarter.
•	Diluted earnings per share were $0.95 compared to $0.90 in the prior year fiscal quarter.
•	Gross margin percentage was 55.1 percent compared to 55.5 percent in the prior year fiscal quarter.
•	Selling, general and administrative expenses were up 5 percent in the first quarter to $32.7 million when compared to the prior year fiscal quarter.
•	Advertising and sales promotion expenses were up 17 percent to $6.0 million compared to the prior year fiscal quarter.

“We are happy that fiscal year 2019 is off to a solid start,” said Garry Ridge, WD-40 Company’s president and chief executive officer.  “Sales of our 2025 brands – the brands we see taking us to our long-term revenue objective of $700 million by the end of fiscal year 2025 – are up 5 percent globally compared to the first quarter of last year. Globally, our flagship product, WD-40 Multi-Use Product grew 5 percent in the first quarter, and our WD-40 Specialist product line grew 13 percent compared to the prior year.

“While we saw strength in our Americas and EMEA segments, our Asia-Pacific segment reported sales declines of 10 percent year over year.  Due to the geographically diverse nature of our business and depending on what is going on in a region at any given time, some of our markets may overperform while others may underperform.  This is quite normal for a business like ours that operates in 176 countries and territories.

“Overall, we are off to a good start in 2019 and we believe the tribe’s hard work and dedication will continue to drive revenue growth, strengthen our financial foundation, and enhance shareholder value,” Ridge concluded.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2018	2017	Dollars	Change
Americas	$47,791	$46,163	$1,628	4%
EMEA	38,745	35,028	3,717	11%
Asia-Pacific	14,746	16,406	(1,660)	(10)%
Total	$101,282	$97,597	$3,685	4%

•	Net sales by segment as a percent of total net sales for the first quarter were as follows: for the Americas, 47 percent; for EMEA, 38 percent; and for Asia-Pacific, 15 percent.

•

Net sales in the Americas increased 4 percent in the first quarter primarily due to higher sales of maintenance products in the United States which increased 9 percent compared to the prior year fiscal period. This sales increase was primarily due to higher sales of the WD-40 EZ-REACH™ Flexible Straw product, a 9 percent increase in sales of WD-40 Specialist, the timing of promotional programs, as well as expanded distribution in the online, industrial and farm trade channels.  The increase in sales in the United States was slightly offset by lower sales of maintenance products in Canada and Latin American primarily due to the timing of customer orders.

•

Net sales in EMEA increased 11 percent in the first quarter primarily due to strong sales of WD-40® Multi-Use Product in both the European direct and distributor markets. The increase in sales in the European direct markets was due to a higher level of promotional activities, increased distribution and the timing of customer orders. The increase in sales in the European distributor markets was due to the timing of customer orders and improved economic conditions in Eastern Europe. Changes in foreign currency exchange rates had an unfavorable impact on sales for the EMEA segment from period to period. On a constant currency basis EMEA sales for the first quarter would have increased by $4.3 million or 12 percent compared to the prior year fiscal quarter.

•

Net sales in Asia-Pacific decreased 10 percent in the first quarter due to a 13 percent decrease in sales in both the Asia-Pacific distributor markets and in Australia primarily due to the timing of customer orders.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the Asia-Pacific segment from period to period. On a constant currency basis, Asia-Pacific sales for the first quarter would have decreased by $1.2 million or 7 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2018	2017	Dollars	Change
Maintenance products	$92,468	$88,030	$4,438	5%
Homecare and cleaning products	8,814	9,567	(753)	(8)%
Total	$101,282	$97,597	$3,685	4%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 5 percent in the first quarter when compared to the prior year fiscal quarter.  This increase was driven primarily by strong sales of WD-40 Multi-Use Product in the EMEA segment and the United States and strong sales of WD-40 Specialist in the United States.

•

Net sales of homecare and cleaning products decreased 8 percent in the first quarter compared to the prior year fiscal quarter. Many of the Company’s homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company but are becoming a smaller part of the business as net sales of maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, December 11, 2018 a  quarterly dividend of $0.61 per share reflecting an increase of 13 percent over the previous quarter’s dividend. The quarterly dividend is payable on January 31,  2019 to stockholders of record at the close of business on January 18, 2019.

On June 19,  2018, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2018, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2020. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2018 through November 30, 2018, the Company repurchased 41,184 shares at a total cost of $6.9 million under this $75.0 million plan.

Fiscal Year 2019  Guidance

The Company reaffirmed its guidance for fiscal year 2019 as follows:

•	Net sales growth is projected to be between 4 and 7 percent with net sales expected to be between $425 million and $437 million.
•	Gross margin percentage for the full year is expected to be near 55 percent.
•	Advertising and promotion investments are projected to be between 5.5 and 6.0 percent of net sales.
•	The provision for income tax is expected to be between 21 and 22 percent.
•	Net income is projected to be between $62.2 million and $63.2 million.
•	Diluted earnings per share is expected to be between $4.51 and $4.58 based on an estimated 13.8 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures.

“Our guidance reflects the Company’s current view of the business,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer.  “Although there are several global market dynamics going on outside the Company’s control that may impact specific elements of our guidance, including the recent decline in the price of crude oil and present trends in foreign currency exchange rates, we remain comfortable with our current guidance range.”

Webcast Information

As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2018 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; the impact of the “Tax Cuts and Jobs Act”; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018, and in the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2018 which the Company expects to file with the SEC on January 9, 2019.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of January 9, 2019, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30,	August 31,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$31,574	$48,866
Short-term investments	216	219
Trade accounts receivable, less allowance for doubtful
accounts of $282 and $340 at November 30, 2018
and August 31, 2018, respectively	69,850	69,025
Inventories	39,339	36,536
Other current assets	5,253	13,337
Total current assets	146,232	167,983
Property and equipment, net	36,412	36,357
Goodwill	95,547	95,621
Other intangible assets, net	12,735	13,513
Deferred tax assets, net	508	511
Other assets	3,066	3,074
Total assets	$294,500	$317,059

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$19,730	$19,115
Accrued liabilities	17,382	26,240
Accrued payroll and related expenses	11,443	14,823
Short-term borrowings	16,662	23,600
Income taxes payable	1,670	2,125
Total current liabilities	66,887	85,903
Long-term borrowings	62,400	62,800
Deferred tax liabilities, net	11,447	11,050
Other long-term liabilities	1,798	1,817
Total liabilities	142,532	161,570

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,753,836 and 19,729,774 shares issued at November 30, 2018 and
August 31, 2018, respectively; and 13,833,291 and 13,850,413 shares
outstanding at November 30, 2018 and August 31, 2018, respectively	20	20
Additional paid-in capital	153,009	153,469
Retained earnings	356,699	351,266
Accumulated other comprehensive loss	(29,267)	(27,636)
Common stock held in treasury, at cost ― 5,920,545 and 5,879,361
shares at November 30, 2018 and August 31, 2018, respectively	(328,493)	(321,630)
Total shareholders' equity	151,968	155,489
Total liabilities and shareholders' equity	$294,500	$317,059

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2018	2017

Net sales	$101,282	$97,597
Cost of products sold	45,451	43,400
Gross profit	55,831	54,197

Operating expenses:
Selling, general and administrative	32,731	31,217
Advertising and sales promotion	5,966	5,115
Amortization of definite-lived intangible assets	733	729
Total operating expenses	39,430	37,061

Income from operations	16,401	17,136

Other income (expense):
Interest income	51	133
Interest expense	(710)	(841)
Other income	376	128
Income before income taxes	16,118	16,556
Provision for income taxes	2,839	3,926
Net income	$13,279	$12,630

Earnings per common share:
Basic	$0.95	$0.90
Diluted	$0.95	$0.90

Shares used in per share calculations:
Basic	13,846	13,976
Diluted	13,882	14,011

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2018	2017
Operating activities:
Net income	$13,279	$12,630
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,925	1,917
Net gains on sales and disposals of property and equipment	(3)	(45)
Deferred income taxes	569	261
Stock-based compensation	1,965	1,777
Unrealized foreign currency exchange losses	210	150
Provision for bad debts	10	(21)
Changes in assets and liabilities:
Trade accounts receivable	(2,302)	217
Inventories	(2,851)	(1,459)
Other assets	8,037	3,219
Accounts payable and accrued liabilities	(8,089)	(3,994)
Accrued payroll and related expenses	(3,310)	(1,500)
Other long-term liabilities and income taxes payable	(431)	(573)
Net cash provided by operating activities	9,009	12,579

Investing activities:
Purchases of property and equipment	(1,292)	(1,009)
Proceeds from sales of property and equipment	58	116
Purchase of intangible assets	-	(175)
Purchases of short-term investments	-	(103)
Net cash used in investing activities	(1,234)	(1,171)

Financing activities:
Treasury stock purchases	(6,863)	(3,893)
Dividends paid	(7,522)	(6,888)
Proceeds from issuance of common stock	-	215
Proceeds from issuance of long-term senior notes	-	20,000
Repayments of long-term senior notes	(400)	-
Net repayments of revolving credit facility	(6,938)	(10,000)
Shares withheld to cover taxes upon conversions of equity awards	(2,425)	(1,763)
Net cash used in financing activities	(24,148)	(2,329)
Effect of exchange rate changes on cash and cash equivalents	(919)	771
Net (decrease) increase in cash and cash equivalents	(17,292)	9,850
Cash and cash equivalents at beginning of period	48,866	37,082
Cash and cash equivalents at end of period	$31,574	$46,932